Exhibit 10.15

Employment Agreement

Entered into and executed in Jerusalem on December 31, 2014

Between

Intec Pharma Ltd., Public Company 513022780

of 12 Hartom St., P.O. Box 45219

Jerusalem 91450

(the "Company")

of the first part

And

Name of Employee: Oren Mohar

I.D.: 028051282

Address: 84 Gia, Moshav Gia

(the "Employee")

of the second part

Whereas	The Company has expressed its will to employ the Employee and the Employee has expressed his will to be employed by the Company in the office of a Chief Financial Officer (the "Office"), and under the other terms specified in this Agreement below; and

Whereas	The Employee declares that he has the ability, qualifications, skills and experience required for the fulfillment of the Office in which he will serve in the Company; and

Whereas	The Employee will be exposed to knowledge and information pertaining to the Company or related thereto, to the property, business and affairs thereof, the customers thereof, the suppliers thereof, the persons and entities who have been or are in contact with the Company, including, but without derogating from the generality of the aforesaid – methods, processes, prices, calculations, human resources management and setting compensation, conditions of agreements in which the Company is engaged, and other documents of the Company; and

Whereas	The Company and the Employee desire to regulate the terms of employment of the Employee, all as specified in this Agreement below;

Now therefore, it had been declared, stipulated and agreed between the parties as follows:

1.	The Substance of the Agreement

1.1.	This Agreement regulates the relations between the Company and the Employee, and exclusively determines the terms of engagement of the Employee with the Company.

1.2.	The headings of the clauses in this Agreement are for purposes of the parties' convenience only and may not be used for interpretation of the Agreement or the terms hereof.

2.	Employee’s Representations

The Employee represents to the Company as follows:

2.1.	He has the knowledge, ability, experience, qualifications and skills required for the performance of the Office according to the provisions of this Agreement and the instructions of the Company from time to time.

2.2.	He is not engaged in any other commitment or agreements which prevent him from being bound by this Agreement, except for an advance notice period to his current employer.

2.3.	He was neither indicted nor convicted of any criminal offense (apart from traffic offenses of no moral turpitude), including an offense of moral turpitude, no criminal file was ever opened against him by the Israel police, and to the best of his knowledge, no interrogation is currently being conducted against him.

2.4.	He will keep in confidence all of the terms and details of this Agreement.

2.5.	This Agreement is personal and specific, regulating the relations between the Company and the Employee and exclusively sets forth the terms of employment of the Employee by the Company, and no non-mandatory law, nor any general and/or specific collective bargaining agreements including the annexes related thereto, other agreements made from time to time between employers and the General Federation of Labor or the New General Federation of Labor, nor agreements between the Company and any other of its employees, shall apply to the Employee and the terms of his employment with the Company.

2.6.	The Employee represents and warrants, that there is no restriction by an agreement or otherwise against his engagement in this Agreement and/or against his employment with the Company pursuant to the terms of this Agreement, and that he is entitled to engage in this Agreement and assume all of the obligations hereunder.

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3.	Employee's Undertakings

The Employee undertakes the following towards the Company:

3.1.	The Employee will be employed by the Company in a full time position as shall be required and according to the instructions of the Company's management, in the position of a CFO (Chief Financial Officer).

3.2.	The Employee represents that he is aware that his position at the Company is a position which requires a special degree of personal trust, and undertakes that throughout his term of employment with the Company as aforesaid, he will treat it with honesty, devotion, skill and loyalty and do everything in his power to promote the Company's goals and business and safeguard its interests.

3.3.	The Employee represents that he is not a party to any obligation or agreement contrary to the provisions of this Agreement, including all implications thereof, including with his previous employers, and that within his employment with the Company he will not use information contrary to the provisions of any agreement or undertaking.

3.4.	Subject to the Company's requirements from time to time, the Employee undertakes to dedicate all of the time and attention required, his qualifications, knowledge and experience for fulfillment of the Office solely for the Company's benefit and interests. The Employee will have to be available to the Company to the extent required by the work conditions and the needs of the Office.

3.5.	That he will be reporting, within his Office, to the Company's CEO, and will comply with his instructions pertaining to his work and/or Office, including but not limited to, instructions and/or directions regarding work procedures, carrying out resolutions of the Company's board and any other instruction of the Company's CEO.

3.6.	That he shall neither make any representation nor any statement nor shall he provide any undertaking and/or consent and/or waiver and/or guarantee in the name of the Company nor will he impose any liability thereon, nor will he use the name thereof, exceeding as necessary in his capacity as a CFO and the authorities conferred upon him according to this Agreement and/or authorities which will be explicitly defined by the Company's management.

3.7.	Not to engage in any other occupation, whether with another employer or independently, in any form whatsoever, and/or fulfill any other office in any entity or in person, whether for or without compensation, directly or indirectly, except for giving lectures provided that it does not interfere with the normal course of work, unless the Company's advance written consent had been given thereto and subject to the terms of the consent, if granted. The Company may instruct the Employee at any time, to cease the occupation in such issues, due to possible interference with the course of work, according to its discretion, provided that it shall give the Employee advance notice thereof.

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3.8.	During the term of his employment and within the fulfillment of his Office, the Employee shall act within the framework of the Company's procedures, discipline rules, articles of association and arrangements, as shall be determined by the Company from time to time.

3.9.	The Employee will not be entitled to receive, in relation to the performance of his Office, any consideration or benefit, from any entity whatsoever, including customers or suppliers of the Company. Any amount and benefit, or the equivalent thereof, which the Employee shall receive contrarily to the aforesaid, will belong to the Company and the Employee undertakes to return them to the Company upon the first request.

3.10.	To notify the Company immediately and with no delay of any issue in respect of which he has a personal interest and/or which may create a conflict of interests with the Office.

3.11.	The Employee undertakes, that during the term of his employment with the Company, and after termination thereof, he will not assist any civil action which will be filed against the Company and/or entities related thereto, unless his assistance is mandated by law, and he also undertakes to assist the Company, upon its request, in any reasonable manner, with any claim and/or other proceeding in which the Company shall be involved. The aforesaid does not derogate from his rights as an employee to demand and/or sue the Company regarding rights to which he will be entitled, if and to the extent he shall be so entitled.

4.	Salary and benefits

4.1.	During his term of employment, the Employee will be entitled to a monthly salary of NIS 45,000 gross (the "Monthly Salary"). The Monthly Salary will be linked to the Consumer Price Index known on the date of execution of this Agreement and will be updated once every calendar quarter.

4.2.	The Monthly Salary shall be paid to the Employee no later than the tenth day of each month, for the preceding month, and after any amounts which the Company is obligated and/or entitled to deduct according to any law and/or this Agreement, have been deducted.

4.3.	The Company and the Employee will hold a compensation discussion for the updating of the Employee's compensation once a year. In addition, the Company and the Employee will hold a discussion regarding performance based bonuses, once a year, subject to the provisions of the Company's compensation policy.

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4.4.	Leave: The Employee will be entitled to 24 days of leave a year. The leave timing will be coordinated by agreement between the parties. It is clarified that the Employee's leave days are accruable, such leave accrual not to exceed twice the Employee's annual leave day quota. In the event that the Employee shall have reached the leave day ceiling and the Company requests that he not take more leave, and the Employee therefore requests to redeem the additional leave days – then the aforesaid additional leave days will be redeemed through the Employee's Salary.

4.5.	Sick leave: The Employee will be entitled to a number of paid sick leave days a year as set forth in the law, according to the Company's procedures. It is clarified that the Employee will be entitled to full payment for sick leave days, from the first sick day, subject to the presentation of a medical certificate.

4.6.	Recuperation pay: the Employee will be entitled to recuperation pay as set forth in the law, whereby for the first year, the Employee is entitled to 7 recuperation days.

4.7.	Severance pay: the Employee will be entitled to severance pay according to and subject to the provisions set forth in any law.

4.8.	It is agreed that the Company shall be entitled to deduct from the Salary and/or from any payment which the Employee shall be able to receive from the Company, any amount which the Employee shall owe the Company, subject to a decision of a judicial instance.

4.9.	The provisions of Section 4.7 above constitute an instruction and undertaking according to the Salary Protection Law, 5718-1958 as well.

4.10.	Overtime: The Employee hereby represents that he knows and agrees that within the capacity of his Office, which requires a special degree of personal trust and work during overtime, on the weekly rest day and during holidays, he is not included in the employees to whom the Work and Rest Hours Law, 5711-1951 applies. Alternatively, and subject to the actual performance of such overtime, the parties agree that the Monthly Salary includes payment for working overtime as mandated by the Employee's Office and he will not be entitled to claim or receive any payments or additions due to his working overtime.

In any event which the Employee shall sue the Company for work that he had worked during holiday and/or overtime, the gross Salary shall be retroactively reduced by the claim amount, so that the entire amounts paid to the Employee for his work during a certain month will not exceed the Monthly Salary.

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4.11.	Apart from the payments in respect of which the parties have explicitly agreed otherwise in writing, then all of the payments of any type which the Employee shall receive from the Company, including the Salary and other benefits and payments of any type whatsoever as specified in this Agreement, will be gross and the taxes, levies and national insurance fees which must be deducted according to law, will be withheld therefrom.

4.12.	During the term of his employment, the Employee will receive no payment or other benefit from any third party who is in direct or indirect contact with the Company and/or who is related in any manner to the Employee's employment with the Company. Breach of this provision will constitute a fundamental breach of the Agreement. In addition, and without derogating from any other remedy, the amount and/or benefit received by the Employee will be attributed to the Company, and the Company will be entitled to deduct this amount or the value of the benefit from any and all amounts due to the Employee therefrom.

4.13.	It is clarified, for avoidance of any doubt, that the provisions of the Agreement hereinbefore and hereinafter, are subject to the Company's current compensation policy, as published on the MAGNA and MAYA websites (the "Compensation Policy").

5.	Managers' Insurance, Study Fund, Other Benefits

5.1.	During the period of application of this Agreement, and subject to directives which will be set forth from time to time by the Income Tax Commission, the Company will contribute to the Employee's credit in respect of his full Salary as specified in Section 4.1 above, to a managers' insurance or a pension fund, at a rate of 13.33% of the Employee's Salary, out of which 5% for provident payments and 8.33% on account of severance pay, and 5% will be deducted from the Employee's salary for provident payment and will be transferred to a managers' insurance plan or a pension fund. Amounts exceeding the ceilings set from time to time by the Income Tax Commission, will be remitted while deducting tax or will be paid directly in the Employee's Salary (at the Employee’s choice).

5.2.	The Company will secure insurance for loss of working capacity, which may be included within the insurance policy, to the benefit of the Employee, and will bear insurance at a rate not exceeding 2.5% of each payment of the gross Monthly Salary, or the rate required for securing 75% of the gross Monthly Salary, whichever is lower.

5.3.	The Company undertakes, commencing from the date of execution of this Agreement, to contribute an amount in NIS which is equal to 7.5% of the Monthly Salary to a study fund, which will be paid directly to a study fund. The Employee will deduct an additional amount which is equal to 2.5% of the Monthly Salary as aforesaid. The Employee hereby agrees that the Company will deduct the said amount from his Salary. Amounts exceeding the ceilings set from time to time by the Income Tax Commission will be remitted while deducting tax or will be paid directly in the Employee's Salary (at the Employee's choice).

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5.4.	It is hereby agreed that upon termination of employment according to this Agreement, the Company will release to the Employee all of the amounts accrued in his name in the insurance policy, the pension fund and the study fund and which were contributed from his Salary. In addition, the Company shall release to the Employee also all of the amounts which were accrued in an insurance policy and which were contributed by the Company, except in the event of a fundamental breach of this Agreement. The contributions on account of severance pay will be released, both in the event of dismissal or resignation of the Employee, according to Section 14 of the Severance Pay Law.

5.5.	For the avoidance of doubt, in the event that the Employee shall be dismissed under circumstances which shall be ruled by a court as defined in Section 16 and/or Section 17 of the Severance Pay Law and/or in the event that the work relations between the Employee and the Company shall be terminated under circumstances which shall be ruled by a court to constitute a severe disciplinary violation, a fundamental breach of employment contract, betrayal of trust, an offense of moral turpitude as well as upon the occurrence of the events specified in Section 7.4 below, he will not be entitled to severance pay and advance notice.

5.6.	It is hereby agreed, unequivocally that the amounts accrued in the insurance policy on account of the Company's participation (i.e. 8.33% of any payment of a gross Monthly Salary) will be in lieu and as a final and full substitution to any severance pay which the Employee will be or will become entitled to according to any law which shall apply. This Section is according to Section 14 of the Severance Pay Law, 5723-1963, and the Approval of the Minister of Labor and Social Affairs in an order dated June 30, 1998, which was given according to Section 14 as aforesaid, including the amendments thereto, and which is attached to this Agreement as Annex B.

5.7.	It is agreed that the provisions of Sections 4 and 5 above and in Section 6 below, exhausts all of the Employee's entitlements from the Company for fulfilling his Office as provided in this Agreement and the Employee will have no claim against the Company and/or any demand in addition to that.

6.	Car and Cellular Phone

6.1.	The Company shall provide the Employee with a private car of a car group approved for VP's rank according to the Compensation Policy as of the date of this Agreement, or equivalent in value and cost, according to the Employee's choice and will bear all of the expenses involved in the use of the car (licensing, insurance, repairs, deductible, toll road and so forth) (the "Car") including the gross-up of the tax required by law. Replacing the Car with a new one shall be done according to the Company's discretion. Alternatively, in the event that the Employee will decide in the future that he is not interested in a Company car as aforesaid, he will receive in his Salary a monthly supplement ("Car Maintenance and Travel") equivalent to the cost of the Car for the Company (including the cost of leasing and gross-up) as well as the cost of the expenses for car maintenance as specified above. This supplement will be updated in the beginning of every year according to the cost for the Company.

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6.2.	The Employee will ensure proper maintenance of the Car and will use the Car reasonably and with care. The use and servicing of the Car will be according to the instructions and procedures of the Company as shall be in effect from time to time.

6.3.	The Employee represents that it has been made clear to him that he is personally responsible for the payment of the deductible in case of an accident and/or theft of the car, in the event that it is proven, in the opinion of the insurance company, that the same is the Employee’s fault, and he will also be responsible for the payment of any traffic fines and/or parking tickets and/or other fines and reports, which will be imposed in respect of the Car in the name of the Company or in the name of the Employee, all as shall be determined from time to time by the Company. If an employee does not act as specified in this Section, the Company shall endorse the reports and/or fines as aforesaid in the Employee's name. For avoidance of doubt it shall be clarified, that the Employee's liability according to the provisions of this Section will apply also if the fact of the fines and/or reports in respect of the Car will become known to the Company after the Employee had left the Company, and that if the Employee will not act as specified in this Section, the Company will endorse the fines and/or reports as aforesaid, to the name of the Employee.

6.4.	In the event that the Employee shall elect to appeal against or be trialed in respect of fines, the Employee will bear any payment imposed on him. In addition, the Employee may negotiate with the leasing company, in order to try and reduce the payment amount. In the event that the Employee did not reach any agreements with the leasing company within reasonable time, and will fail to pay the deductible as specified in Section 6.3 above and/or the fines as aforesaid, the Company will be entitled to pay the amount of the deductible and/or the amounts of the fines and the Employee hereby gives the Company an irrevocable instruction to deduct such amounts from any amount which he will be entitled to from the Company.

6.5.	The Company shall provide the Employee, for the purpose of fulfilling his Office, a cellular phone. The Employee will be entitled to use the cellular phone for work purposes and within his Office as well as for reasonable private use. The Company shall bear all of the fixed and current expenses incurred in respect of the cellular phone. Tax in respect of the use value which will apply shall be deducted from the Employee's Monthly Salary according to law.

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7.	The Term of the Agreement

7.1.	This Agreement is for an indefinite period of time, commencing on January 1, 2015 (the "Agreement Term" and the "Office Commencement Date", respectively) and is subject to the following.

7.2.	Each party may terminate this Agreement at any time and for any reason by providing an advance written notice of ninety (90) days in advance.

7.3.	The Company retains the right not to use the advance notice period, in whole or in part. The Company may disconnect the employment relations with the Employee on any date prior to the expiration of the advance notice period as aforesaid, and pay the Employee redemption of compensation in respect of the part of the advance notice period during which it waived the employment of the Employee; the redemption will be done based on the Salary and the Company's contributions and the Employee's right for social and related benefits, other benefits as specified in Section 6 and exercise of the options to which the Employee is entitled will not be prejudiced.

7.4.	Throughout the entire Agreement Term, the Company shall be entitled to terminate the Agreement immediately, with no advance notice, following a conclusive ruling by a court that one or more of the following events had occurred:

7.4.1.	If the Employee shall be convicted in a criminal offense, except for traffic offenses and/or a technical offense or one of strict liability.

7.4.2.	If the Employee breached his fiduciary duty towards the Company and/or will not act and/or operate with loyalty and/or credibly and/or honestly towards the Company.

7.4.3.	The Company found out that the Employee's representations in Section 2 of this Agreement and/or his undertakings, as specified in Section 3 above are untrue and/or inaccurate and/or are invalid;

7.4.4.	The Company found out that he Employee had breached any of the provisions of Sections 9-10 below;

7.4.5.	The Employee fundamentally breached the Agreement and did not remedy the breach, even though he had received a 30 day notice or a shorter notice, according to the urgency of the matter and/or committed a severe disciplinary offense in circumstances which entitle the employer to dismissal without severance pay.

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7.5.	The provisions of Section 7.4 above may not derogate from any remedy to which the Company will be entitled by virtue of any law and/or agreement.

7.6.	For the avoidance of doubt it is agreed, that in each of the events specified in paragraph 7.4 above, the dismissal shall enter effect immediately, without requiring the provision of an advance notice or payment in respect thereof.

7.7.	Upon the termination of the Employee's work at the Company for any reason, the Employee shall transfer his Office in a full and orderly fashion to any person that the Company shall instruct him, and will deliver to the Company all of the documents, information, equipment and material which he received as the Company's employee or that had been prepared by him in respect to his work at the Company.

8.	Options for Purchase of Shares

8.1.	Subject to the resolution of the Company's board of directors and/or the committees thereof with respect to Company options and benefits, in their sole discretion, and subject to the terms of the Company's option plan and the option grant agreement which were approved and/or will be approved for this matter from time to time by the Company's board of directors, in its sole discretion, which will include the conditions pertaining to the options, including the date and price of exercise, the lock-up and release thereof and all of the other conditions and provisions pertaining to the options, the Employee will be entitled to receive options for the purchase of shares under conditions, in amounts and on the dates specified in Annex C to this Agreement.

8.2.	Any tax liability pertaining to the options (including pertaining to the grant, exercise, sale of the options or the underlying shares obtained upon the exercise thereof) will be exclusively imposed on the Employee, but the Company shall adjust the option conditions to the provisions of the income tax laws, so that the Employee shall be able to postpone the tax payment to the option exercise date.

9.	Confidentiality

9.1.	The Employee hereby undertakes to keep in confidence and not to disclose, show, deliver, whether during his term of employment or thereafter, for indefinite time, to any person or body, in Israel or worldwide, trade, professional, business and other secrets of the Company, or knowledge and/or information pertaining to the Company or related directly or indirectly to the Company, its property, business and interests, its customers, suppliers, the persons or entities who were or are in contact with the Company, including, but without derogating from the generality of the aforesaid – creation, concept, innovation, copyright, patent, invention, design and any intellectual property right, improvement, idea, process, knowledge, conclusions, human resources management and salary determination, terms of agreements in which the Company is engaged, and documents of the Company – all whether the said secrets and/or knowledge and/or information reached him directly or indirectly, within his work and/or during his work and/or in the process of his work and/or as a result of his employment and/or due to his Office and whether they reached him directly or indirectly, in any other manner whatsoever. The Employee hereby confirms that the secrets and/or knowledge and/or information as aforesaid are the Company's exclusive property and that he has no and will have no claims of any type whatsoever in respect thereto or deriving therefrom.

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9.2.	The Employee hereby undertakes not to make use of any kind, in Israel and worldwide, of the secrets and/or knowledge and/or information specified in Section 9.1 above, except if – and only to the extent such is necessary – for the purpose of performing his Office at the Company. The Employee undertakes thereby not to utilize the said secrets and/or knowledge and/or information in Israel and/or abroad, for his personal purposes and/or for his work in another workplace, without limitation of time and place.

10.	Intellectual Property

10.1.	Without derogating from the undertaking annex attached to this Agreement, any confidential information, including a creation, concept, innovation, improvement, idea, process, knowledge, conclusions, copyright, patent, invention, perfection, design, development and any other intellectual property right and so forth – which had been developed or invented by the Employee, alone or in cooperation with others, while or during or in relation to his work at the Company, will be the Company's exclusive property, and the Employee will have no right of ownership and/or royalties and/or consideration and/or any other right in respect of such information. Any implementation, analysis, commercialization, marketing, sale and/or any other use of such analysis and/or invention, will be according to the Company's sole and absolute discretion. It shall be clarified that the consideration paid to the Employee according to this Agreement includes also consideration for possible inventions which had been developed or invented by the Employee, alone or in cooperation with others, within or during or following or in respect of his work at the Company and the Employee will not be entitled to any additional or separate consideration in case of an invention which he had reached.

10.2.	The Employee will be estopped and barred from making claims against the provisions of this Section 10, both claims resulting from the Israeli law and claims resulting from any foreign law, and will be prevented from approaching any foreign tribunal and/or judicial and/or administrative instance. It is agreed that any dispute between the Employee and the Company in respect of the provisions of this Section 10, including claims resulting from any foreign law, will be decided exclusively by the competent courts at the Central District of Israel and only by them. Any dispute between the Employee and the Company will be subject only to the Israeli law.

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10.3.	The provisions of this Section will apply also after the end of the term of this Agreement, for any reason, or following the expiration of this Agreement, all with no limitation on time and place.

11.	Remedies in the event of breach of the Confidentiality and Intellectual Property Provisions

11.1.	The Employee agrees that the breach of the provisions of Sections 9 and/or 10 above will be deemed as a fundamental breach of this Agreement and will deny the Employee of his right to payments from the Company, including: severance pay and advance notice payment.

11.2.	The Employee knows and understands that upon the breach of Sections 9 and/or 10 above by the Employee, the Company shall petition to the court for an injunctive relief against the Employee and/or anyone on his behalf and/or against any third party related to the Employee's acts and/or omissions, as well as with a monetary tort claim against them in respect of the damage which will be caused to the Company, without derogating from any other remedy to which the Company will be entitled by virtue of this Agreement and/or according to any law.

11.3.	Without derogating from the aforesaid, the Employee irrevocably and conclusively waives any right to the remedy of an injunction and/or mandatory injunction against the employer and any claim and/or demand of the Employee will be solely for monetary remedy.

12.	Exclusivity and Non-Competition

12.1.	Without derogating from the provisions of Annex A attached hereto, the Employee undertakes not to engage with the Company's customers for 12 months from the date of termination of the term of employment for any reason whatsoever, unless he had received the Company's advance written consent therefor.

12.2.	The Employee undertakes not to engage, work, participate and/or consult, directly or indirectly, whether himself or through others, whether as a hired employee, independent or freelancer, or in any other manner, in a business, position, work or any other occupation which competes and/or might compete with the Company's business, both during the term of employment as defined above and during a period of additional 12 months from the date of termination of the term of employment for any reason whatsoever, unless he had received the Company's advance written consent therefor.

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13.	Miscellaneous

13.1.	It is agreed that the provisions of this Agreement exhaust the agreements between the parties, and any promise, undertaking, consent, memorandum of understanding, representation made between the parties, if made prior to the execution hereof, whether in writing or orally, are hereby null and void, and have no evidential use against the Company.

13.2.	Any change in the terms and provisions of this Agreement requires another written document which will be executed by the parties to this Agreement.

13.3.	The parties agree that sole and exclusive jurisdiction on all matters relating to the rights deriving from and/or related to this Agreement, shall lie with the competent courts and/or tribunals in the Central District.

13.4.	In the event that any provision or provisions of this Agreement shall be ruled unenforceable or completely invalid, such will not affect or prejudice the legality, validity and enforceability of the remaining provisions of the Agreement which are not related to and/or deriving from the invalid obligation.

13.5.	Any delay in the enforcement proceedings of any right according to this Agreement and according to any law will not be deemed as a waiver of such right or any other right and will not prevent the possibility of claiming remedies due to the breach of the right, including the enforcement thereof at a later date.

13.6.	The parties undertake to fulfill all of their undertakings in this Agreement with loyalty, in good faith and based on trust relations.

13.7.	The parties' addresses are as specified in the preamble to this Agreement. Any notice provided by one party to the other, will be deemed as having been received within 3 business days from the date of dispatch thereof by registered mail, or upon its delivery by a courier, whichever is earlier.

13.8.	The engagement in this Agreement including the annexes hereto is subject to the receipt of approval of the competent organs at the Company.

In witness whereof, the parties have hereto set their hands:

/s/ Zeev Weiss	/s/ Oren Mohar
The Company	The Employee

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Annex A

Letter of Undertaking for confidentiality/non competition/endorsement of intellectual property rights

Made and executed on December 31, 2014

Between Oren Mohar I.D. 028051282 (the “Employee”)

and Intec Pharma Ltd. Company Number 513022780 from Jerusalem, 12 Hartom st. (the “Company”)

1.	Confidentiality

Without derogating from the definition of “Confidential Information” in the employment agreement to which this Letter of Undertaking for Confidentiality/Non Competition/Endorsement of Intellectual Property Rights (“This Agreement”) is an annex (the “Employment Agreement”), “Confidential Information” includes research and development pertaining to existing or future products, inventions, hardware, computer software, databases, chart, technique, drawing, idea, process, manufacturing method, formula, procedure, business plan, clients, financial information, marketing plans and any trade secret (whether patentable or not), improvements and knowledge pertaining to the aforesaid, and any information or data related or pertaining to the technology, products or services of the Company or of companies affiliated thereto (existing, potential or future), or pertaining to the business of the Company or of companies affiliated thereto (existing, potential or future) in any other manner, including any business information pertaining to clients and suppliers, whether tangible or not, and any other trade secret, as defined in the Law of Commercial Torts, 5759-1999, of the Company or of a company affiliated thereto. The aforesaid will not apply to information which had been made public domain by the Company or in any other legal manner.

1.1.	The Employee shall maintain the confidentiality and secrecy of any Confidential Information as defined above, which had reached the Employee’s knowledge during the provision of the services or the engagement with the Company or an affiliated company thereof or as a result therefrom, and the Employee will not disclose, use, publish or otherwise expose, directly or indirectly, Confidential Information as aforesaid at any time during or after the expiration of the term of his employment by the Company, with no limitation of time and place, without the explicit approval of a competent representative of the Company in advance and in writing.

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1.2.	Any Confidential Information, whether it is in written material, documents, computer software and/or hardware, electronic media, magnetic media, servers or in any other form or manner (all hereinafter: the “Documents”) including notebooks, notes, memos, records, diagrams, drawings, bulletins, formulas, reports, computer programs, other information of any type whatsoever which reached the Employee’s possession or which was prepared by the Employee or by others, is the Company’s or an affiliated company’s exclusive property, as the case may be. The Employee hereby undertakes to return to the Company Documents as aforesaid or any other material which belongs to the Company that is in his possession (a) if he was requested to do so by the Company or (b) upon the termination of the Employee’s employment by the Company, whichever is earlier, and if he was requested to do so by the Company, to sign a written statement in which he will confirm that he has carried out the aforesaid.

1.3.	It is clear and understood by the Employee that all of the confidential information is material business information which is the property of the Company or of companies affiliated thereto, or of third parties to whom the Company or the affiliated companies thereto have a duty of confidentially, which is not public domain and which may not easily be discovered by others, whose confidentiality provides the Company or affiliated companies thereof, a commercial advantage over their competitors, and that the Company takes reasonable measures to maintain the confidentiality thereof.

1.4.	The Employee’s undertakings according to this Agreement are towards the Company and any parent company, subsidiaries, affiliated companies and anyone which shall replace it according to law, as in effect from time to time.

1.5.	The Employee’s undertakings pursuant to this Section, will remain in effect after termination of the Employee’s employment, according to the Employment Agreement.

2.	Non Competition

2.1.	The Employee agrees that during the term of the Employment Agreement and for twelve months following termination thereof, for any reason whatsoever, he will not engage, be involved or affiliated in any manner, or employed, directly or indirectly, alone or together with others, for himself or as an agent, broker, manager, licensor, employee, officer, director, partner, member of a joint venture, shareholder, investor, consultant or otherwise, and without the Company’s prior written notice, in any business or venture, anywhere in the world, which engages in any activity within which (a) there are products or services which compete with products or services of the Company, or with products or services of the Company’s affiliated companies pertaining to the Company’s business, as they were upon the termination of the Employees’ employment (b) there are information, processes, technology or equipment in which the Company has a proprietary right, or in which a company affiliated to the Company has a proprietary right, and which are related to the Company’s business which exist currently or will exist in the future, or which are based on technology similar to that which was developed by the Company. The aforesaid will not apply to (a) holding securities in any company whose shares are traded in public on the stock exchange which received international acknowledgement, provided that such holding will not exceed 1% of the issued share capital of a public company as aforesaid, and the Employee does not fulfill an active office in a public company as aforesaid as a director, employee, consultant (including independent consultant) or any other active position, or (b) non-commercial activities which constitute de minimis.

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2.2.	The Employee agrees, that for the period of the Employee’s employment by the Company and for a period of 24 months from the date of termination of his employment, for any reason whatsoever, the Employee will not solicit or encourage, directly or indirectly, himself or within a business in which the Employee is an employee, officer, director, shareholder, consultant or contractor, for any purpose and at any place, a person who was employed by the Company or an affiliated company thereof, to terminate their employment with the Company or a company affiliated thereto, as the case may be.

2.3.	The Employee agrees that for two years from the date of termination of engagement in the Employment Agreement, he will not employ, directly or indirectly, a person who was employed by the Company or a company affiliated thereto, during the two years which preceded the engagement termination date, as aforesaid.

3.	Endorsement of Intellectual Property Rights

3.1.	For the purposes of this Annex, the following definitions shall apply:

“Inventions” mean, inter alia, any invention, discovery, idea, improvement, change, betterment, document, software, hardware, firmware, creation, form, mask works, work, chart, original creation, formulas, techniques, methods, systems, processes, compositions of material, databases, knowledge, information and trade secrets, which were created, invented, discovered, developed, composed or processed by the Employee during his employment or twelve (12) months thereafter (or the maximal period permitted by law if its shorter), in whole or in part, or that the Employee’s efforts contributed to the creation thereof, independently or in cooperation with others, whether patentable or protectable by virtue of copyrights or another protection or not, and:

(a)	Which are related, directly or indirectly to the Company’s business, as defined in the Employment Agreement, including a platform for gastric drug retention or which were created while using the Company’s equipment; or

(b)	Which are related to existing research and development or in respect of which it can be proven that they are being planned, pertaining to the Company’s business, or research and development as aforesaid of the Company’s affiliated company; or

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(c)	Which are developed, in whole or in part, during the Company’s working hours, or by using equipment, supply, facilities or confidential information of the Company or of a company affiliated thereto.

“Trade Secrets” mean “trade secrets” as defined in the Law of Commercial Torts, 5759-1999, and any record, software, hardware, form, client list, knowledge and information of any type or nature, pertaining to the Company’s business, in the past, present or future, or any plans in respect thereof, or pertaining to the business of a third party, in the past, present or future, or to any plans in respect thereof (including any object or information in any form whatsoever in respect of which it had been provided in law that is a trade secret) which reached the Employee’s knowledge, which the Company does not disclose to third parties with no restrictions on use or restrictions on the disclosure to other third parties.

3.2.	Without derogating from any other provision of law:

a.	The Employee will put into writing, and will expose before the Company or a company affiliated thereto, together with explanations, any invention and will conduct accurate records regarding the contemplation of any invention and implementation of the idea. Such records will be the Company’s exclusive property, and the Employee will deliver possession in the records to the Company, upon the termination of his engagement with the Company.

b.	The Employee hereby assigns to the Company or to the affiliated companies thereof, with no additional consideration to the Employee, the full and exclusive rights, ownership, possession and title in the Inventions, and in all of the proprietary and intellectual property rights therein, and in the proprietary and intellectual property rights deriving therefrom or based thereon, both in Israel and abroad. The Employee will sign any assignment, statement or other document which will be prepared by the Company for giving effect to the aforesaid. The Employee hereby confirms and will confirm in the future the exclusive intellectual property rights of the Company and of affiliated companies thereof, in Israel and abroad, in all of the Inventions.

c.	During the Employment Agreement term and thereafter, the Employee shall provide the Company with any reasonable information, document and assistance which the Company shall require in order to prepare, perform and complete the registration of the proprietary rights, intellectual property and his patent in the Inventions and the trade secrets and the rights as aforesaid deriving from the invention and in the trade secrets or which are based thereon, to protect them or enforce them, in any jurisdiction according to the Company’s discretion. The Company, according to its sole discretion, will determine the scope of the rights as aforesaid in the inventions and trade secrets or deriving therefrom, if there shall be such, which must be protected. Such assistance includes the preparation of documents, drawings and other data, and the signing of right assignment documents, applications and other forms. Any such information, document and assistance will be provided to the Company by the Employee with no additional cost for the Company, except for out-of-pocket cash expenses actually incurred by the Employee upon the Company’s request.

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d.	During the Employment Agreement term and thereafter, the Employee will maintain the secrecy and confidentiality of the Inventions as if they were Confidential Information pursuant to this Agreement, will not expose them to others without obtaining prior written permission from the Company and will not use such Inventions for any purpose whatsoever, except for the purpose of performance of services for the Company.

4.	Remedies

It is clear to and understood by the Employee that the breach of the undertakings included in this Agreement or any part thereof, shall cause the Company or affiliated companies thereof severe and irreversible damage. In view of the aforesaid, the Employee agrees that in case of such breach or anticipated breach, the Company, the Company’s affiliated company or anyone to whom the Company or an affiliated company thereof had assigned their rights to, will be entitled, without prejudice to any rights, and in addition to other rights, remedies and compensation available thereto by law or equity, to a preliminary or perpetual injunction, or any other possible equitable remedy, in order to prevent or remove the breach or the attempted breach of this Agreement by the Employee or by any person or entity acting for him or on his behalf. In case that proceedings had been initiated for enforcement of the terms of the restrictions in the Agreement as aforesaid, the lawfully winning party will be entitled, in addition to any other remedy, to the restitution of any reasonable amount in respect of legal fees and other expenses which were involved in the measures initiated, both in the trial court and in the court of appeals, and in any bankruptcy proceeding. In case that a competent court shall decide in a final decision that is no longer appealable, that the scope, duration of time or geographic boundaries specifically determined in any of the restrictions set forth in the Agreement are too extensive for enforceability, the said court will be authorized, and the parties to this Agreement agree and determine hereby, that such court will amend the terms of the restrictions as aforesaid and will enforce the terms according to the scope, duration of time and geographic boundaries which it will deem just and appropriate, while taking the parties’ intention into account.

5.	Confirmations and Representations

The Employee hereby represents and confirms the following:

5.1.	The Employee’s undertakings for non competition and confidentiality according to this Agreement are fair, reasonable and proportionate and were intended to protect secrets and confidential information of the Company and affiliated companies thereof, which are the essence of the Company’s protectable business and commercial advantages in which significant capital has been invested.

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5.2.	Breach of his aforesaid undertakings – will be contrary to the special fiduciary and loyalty relations between the parties as employee and employer, to proper commerce practices, and to the duty of good faith and fairness between the parties, it will prejudice the Company’s business, and will constitute a fundamental breach of This Agreement and of the Employment Agreement.

5.3.	It is clear to and understood by the Employee, that the limited time period and the geographic area as specified in this Agreement are reasonable in view of the nature of the Company’s business and the knowledge of the Employee pertaining to the Company’s business.

5.4.	The Employee represents that his undertakings pursuant to this Section, which are reasonable and proportionate – do not prevent him from developing the general knowledge and professional expertise in the field of his occupation, in respect to parties who are not customers or employees of the Company, and without stealing the Company’s secrets.

5.5.	The Company will be entitled to assign the undertakings of the Employee thereto in this Agreement. The Employee will not be entitled to assign or to transfer to another his duties pursuant to this Agreement without the Company’s prior written approval. This Agreement binds the Employee’s heirs, permitted assignees and anyone who shall come in his lieu according to law.

/s/ Oren Mohar	/s/ Zeev Weiss

The Employee	Intec Pharma Ltd.

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Annex B

General Approval (Combined Version) Regarding Employers’ Contributions to

Pension Funds and Insurance Funds in lieu of Severance Pay

Under the Severance Pay Law, 5723-1963

[Updated as of February 28, 2001]

By virtue of my power under Section 14 of the Severance Pay Law, 5723-19631 (the “Law”), I hereby confirm, that contributions made by an employer for his employee, commencing as of the date of publication of this approval, to a comprehensive pension in a provident fund for annuity that is not an insurance fund within the meaning of such term in the Income Tax Regulations (Rules for the Approval and Management of Provident Funds), 5724-19642 (a “Pension Fund”) or to a managers’ insurance that includes the possibility of an annuity or a combination of payments to an annuity plan and to a non-annuity plan within such insurance fund (an “Insurance Fund), including combined contributions made by the employer to a Pension Fund and to an Insurance Fund, whether or not the Insurance Fund includes an annuity plan (the “Employer's Contributions”), shall be payable in lieu of severance pay due to such employee in respect of the salary from which such contributions were made and the period they were made for (the “Exempt Salary”); provided, however, that all of the following conditions have been fulfilled:

(1)	The Employer's Contributions -

(a)	To the Pension Fund, are at a rate of no less than 14 1/3% of the Exempt Salary, or 12% of the Exempt Salary, if in addition thereto, the employer makes supplementary severance pay contributions for his employee to a provident fund for severance pay or to an Insurance Fund in the employee's name, at a rate of 2 1/3% of the Exempt Salary. In the event that the employer has not contributed such 2 1/3% in addition to said 12%, his contributions shall only replace 72% of the employee's severance pay;

(b)	To the Insurance Fund are at a rate of no less than one of the following:

(1)	13 1/3% of the Exempt Salary, if in addition thereto, the employer makes contributions for his employee for securing monthly income in the event of disability to a plan approved by the Commissioner of the Capital Market, Insurance and Savings at the Ministry of Finance, at the rate required to secure at least 75% of the Exempt Salary or a rate of 2 1/2% of the Exempt Salary, whichever is lower (“Disability Insurance Contributions”); or

[1]	Statues 5723, p. 136.
[2]	Regulations 5724, p. 1302.

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(2)	11% of the Exempt Salary, if the employer also made Disability Insurance Contributions, and in such case the Employer's Contributions shall only replace 72% of the Employee's severance pay; In the event that the employer has made, in addition to the foregoing, supplementary severance pay contributions to a provident fund for severance pay or to an Insurance Fund in the employee's name at a rate of 2 1/3% of the Exempt Salary, the Employer's Contributions shall replace 100% of the employee's severance pay.

(2)	By no later than three months of the commencement date of the Employer's Contributions, a written agreement is executed between the employer and the employee that includes:

(a)	The employee’s consent to the arrangement pursuant to this approval in a form specifying the Employer's Contributions, and the Pension Fund and Insurance Fund, as applicable; such agreement shall also include the form of this approval;

(b)[3]	The employer’s advance waiver of any right he may have to a refund of monies from his contributions, unless the employee’s right to severance pay has been revoked by virtue of Sections 16 or 17 of the Law, and to the extent so revoked, or the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an Entitling Event; in such regard "Entitling Event" means death, disability or retirement at or after the age of 60 or more

(c)	This approval shall not derogate from the employee's right to severance pay under any law, collective agreement, expansion order or employment contract, in respect of salary over and above the Exempt Salary.

Eliyahu Yishai

Minister of Labor and Social Affairs

Signature of employee:

[signature]

Date:	Signature:	/s/ Oren Mohar

[3]	Amendment: Official Gazette 4803, 5760 (September 19, 1999).

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Annex C

Allocation of options to an Employee pursuant to Section 8.1 of an Employment Agreement

Entered into and executed on December 31, 2014

Between Oren Mohar I.D.28051282 (the "Employee")

and Intec Pharma Ltd. Public Company 513022780 of Jerusalem, 12 Hartom St. (the "Company")

according to an employment agreement dated December 31, 2014

(the "Employment Agreement")

1.	The Options Granted:

The Employee will be granted 3,000,000 options of the Company, pursuant to the provisions of the Company's option plan for Employees, officers, directors and consultants from 2005 (the "Option Plan") which will be vested as follows:

1.1.	1,000,000 options for the purchase of 1,000,000 shares of the Company of NIS 0.01 par value each ("Ordinary Shares"), which will vest over 4 years, 50% of the time based options will vest upon the expiration of two years following the date of allocation thereof and the remaining 50% will vest in portions of 6.25% in the end of each quarter during two additional years, and will be exercisable against the exercise price which will be equal to the average price of the Company's share on TASE during the thirty trading days which preceded the date of approval of the decision by the Company's board of directors.

1.2.	600,000 options, which will be fully vested immediately following the taking effect of a material agreement, as defined in the Company's compensation policy, and will be exercisable against the exercise price as specified in Section 1.1. above.

1.3.	1,400,000 options for the purchase of Ordinary Shares of the Company against the exercise price, as specified in this Section below, whose vesting is contingent upon the Company's carrying out an issuance overseas during his term of employment:

I.	The options in respect of such overseas issuance will be fully vested immediately upon the completion of the issuance process, namely the receipt of the proceeds from the issuance and the entrance thereof into the Company's account, but no earlier than upon the expiration of 1 month from the Employee's Office Commencement Date as defined in the Employment Agreement. The options in respect of an overseas issuance will remain in effect for a period of up to 72 calendar months from the date of grant thereof.

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II.	In the event that within 18 months from the Employee's Office Commencement Date (as defined in the Employment Agreement), the Company shall not carry out an issuance overseas, but will execute a material agreement, 400,000 options out of the 1,400,000 options as specified in Section 1.3 above will be vested, in addition to the 600,000 contingent options as specified in Section 1.2 above.

III.	In the event that the Company shall carry out an issuance overseas, after execution of a material agreement as specified in Subsection II above, after the expiration of 18 months from the Employee's Office Commencement Date (as defined in the Employment Agreement), the Employee will be entitled to exercise the 1,000,000 options remaining out of the 1,400,000 as specified in Section 1.3 above.

The exercise price regarding the 1,400,000 options specified in Section 1.3 will be as follows:

I.	The exercise price will be equal to the average price of the Company's share on TASE during the thirty trading days preceding the date of approval of the decision regarding the allocation by the Company's board of directors, as specified in Section 1.1. above.

II.	Subject to the obtainment of all of the required approvals, including the approval of the tax authorities, if and to the extent necessary, in the event that the Company shall execute a material agreement, prior to the performance of an issuance overseas, the exercise price will be the higher of the thirty day average of the share price on TASE preceding the Company's board approval of the option allocation and the price equal to the average price of the Company's share on TASE during the thirty trading days following the execution date of a material agreement. In the absence of such transaction, the exercise price will be equal to the average price of the Company's share on TASE during the thirty trading days preceding the date of approval of the allocation resolution by the Company's board of directors, as specified in the previous Section.

The options shall expire upon the lapse of 90 days from the Employee's engagement termination date, and will be deemed null and void and non-exercisable if until such period the entitlement for exercise thereof has not yet arisen or that they had not been exercised by the Employee, all according to the provisions of the Option Plan.

2.	The Term of Entitlement

2.1.	In the event of termination of the Employee's work, for any reason, which will apply during one of the vesting dates, as specified above, the Employee will not be entitled to exercise the next portion.

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2.2.	Notwithstanding the aforesaid in Section 2.1 above, the Employee will be entitled to exercise the next portion if there are 3 months remaining until the expiration of the vesting date of the current portion, including the advance notice period.

3.	The Exercise Date

3.1.	The Employee will be entitled to exercise the Options, in whole or in part, at the exercise price, at any time after the vesting date of the relevant portion, until the option Expiration Date, as defined in Section 3.2 below, subject to the conditions for entitlement to options and the other provisions of this Annex.

3.2.	The Employee will be entitled to exercise the options, subject to Section 3.1 above, until the sixth year from the date of commencement of his employment at the Company, on 1st of January, 2015 (the "Expiration Date").

Options not exercised until the end of this period, will be automatically nullified.

3.3.	Notwithstanding the aforesaid, should the Employee's employment be terminated under the circumstances specified in one of the events set forth in Section 7.4 of the Employment Agreement, the options shall expire, whether vested or not, immediately upon the notice of termination of employment and will not be exercisable.

4.	Option Plan

4.1.	The options will be allocated according to the Plan which was filed to the Income Tax and will be allocated through the capital track (with a trustee) of Section 102 of the Income Tax Ordinance (the said Section 102 and the regulations and rules promulgated thereunder will be jointly referred to below as the "Provisions of Section 102").

4.2.	According to the provisions of Section 102, options will be allocated to the trustee for the offeree and the trustee will act with respect to the options and the underlying shares according to the Provisions of Section 102 and in accordance with the trust provisions and option exercise and underlying shares sale procedure, as were specified and/or will be specified between the Company and the trustee.

4.3.	In order to ensure the performance of the tax laws, and in order to ensure the exhaustion of the purchase rights proceedings according to the Plan, the options granted to the Employee will be held in trust by a trustee and the trustee will act with regard to the options and the underlying shares according to the Provisions of Section 102 and in accordance with the trust provisions and the option exercise and underlying shares sale procedures as were specified and/or will be specified between the Company and the trustee. In the event that the Employee will elect not to receive or sell the shares upon the exercise of the options, these shares shall also be held in the same trust.

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4.4.	According to the aforesaid, the Company will notify the trustee and any other entity require by law, of the option allocation to the Employee according to the Agreement and the Annexes thereto. The Company has obtained all of the approvals required by law, its incorporation documents and its Option Plan in order to grant options pursuant to this Annex.

4.5.	Notwithstanding the aforesaid, the Company's Option Plan will apply to the Employee subject to the modifications specified in the Agreement and Annexes thereto, and in any event that there are conditions in favor of the Employee in the Agreement and the Annexes thereof compared to the Company's Option Plan, the provisions of the Agreement and the Annexes thereto shall prevail, notwithstanding the provisions of the Company's Option Plan. It is agreed that it will not be possible to prejudice or derogate from the Employee's rights or from the rights attached to the options or to the underlying shares thereof without the Employee's consent.

5.	Notice of Exercise

5.1.	Exercise of the options will be done on one of the exercise dates through the provision of a written notice (in the language attached as Annex C1 to the Employment Agreement), by the Employee to the Company, regarding his intention to exercise the options which he is entitled to exercise until that date, in whole or in part and together with the exercise price (the "Notice").

5.2.	The Company will not allocate shares to the Employee prior to the completion of the full exercise price of the options which the Employee seeks to exercise, as specified in this Annex and subject to the TASE directives.

5.3.	The shares will be allocated to the Employee within 7 days from the date of provision of the notice.

6.	No Transfer

6.1.	The options may not be transferred, assigned, pledged etc., except by virtue of a will or the inheritance law. The Employee's rights in the underlying shares are non-transferable unless according to the Option Plan.

7.	Prevention or Restriction of Transactions in Options

7.1.	The sale of the underlying shares will be subject to the lock-up rules, as applicable from time to time, set forth in the TASE Rules and Regulations promulgated thereunder and/or in the Securities Law, 5728-1968, and the Regulations promulgated thereunder, including the Securities Regulations (Details regarding Sections 15A to 15C of the Law), 5760-2000.

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7.2.	The options, the underlying shares and any (non-monetary) right in respect thereof will be locked-up for a period of two years from the date of allocation of the options according to the Provisions of Section 102.

8.	Taxation

8.1.	Any tax liability related to the options, the exercise of the options into shares and/or regarding their sale, will be exclusively imposed on the Employee, and in case of death, god forbid, on the heirs, without the Company bearing such directly and/or indirectly. The tax which will apply will be deducted on the liability date from the proceeds of the sale by the trustee or by the Company, as applicable. The tax liability of the Employee (or the heirs, in case of death, god forbid), will be set according to the Provisions of Section 102 of the Income Tax Ordinance and the tax rules or according to any other law which will replace the same.

9.	Miscellaneous

9.1.	The options contemplated in this Annex are not negotiable and will not be listed for trading on TASE. The Employee may not assign, pledge, mortgage or give any third party any right pertaining to the options or any of the option portions.

9.2.	It is clarified that the options granted pursuant to this Annex are not salary components for all intents and purposes and the Company will not be obligated to perform in respect thereof any payment or contribution by law or agreement (including payment of severance pay).

In witness whereof the parties have hereto set their hands:

/s/ Zeev Weiss	/s/ Oren Mohar
The Company	The Employee

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